VIA ELECTRONIC MAIL
August 30, 2018
David P. Schenkein, M.D.
Re: Amended and Restated Offer Letter
Dear David,
This amended and restated offer letter shall memorialize our discussions about your modified terms and conditions of employment with Agios Pharmaceuticals, Inc. (the “Company”), which are being implemented in response to your desire to step down as Chief Executive Officer and President. Contingent upon your continued employment with the Company through the date immediately preceding the Effective Date (as defined below), the Company will continue to employ you as of the Effective Date pursuant to the terms set forth below. Until the Effective Date, your July 10, 2013 letter agreement with the Company, as modified by Company’s Severance Benefits Plan, effective April 22, 2016 (the “Current Offer Letter”) will remain in force and effect and continue to govern your employment with the Company.
1. Effective February 1, 2019 (the “Effective Date”), you will be deemed to have resigned as Chief Executive Officer and President and you will be employed to serve on a part-time basis as Executive Chairman, reporting solely and directly to the Board of Directors of the Company (the “Board”). You agree to devote your reasonable best efforts in your service as Executive Chairman and, in such capacity, to be responsible for providing the Company with strategic advice upon reasonable request by the Chief Executive Officer, including input about scientific discoveries, clinical development, business development, and Company growth. In addition, as a member of the Board, you are expected to participate in Board meetings and sub-committees. The Board will nominate you to be elected for an additional three-year Board term at the Annual Meeting of Stockholders in 2019, provided that you continue to satisfy the criteria for nomination as a director set forth in the Corporate Governance Guidelines (“Guidelines”) (including the criteria set forth in Attachment A to the Guidelines). During the period that you remain in employment (or are a director) with the Company following the Effective Date, you will continue to be indemnified by the Company on the same basis as other directors and executive officers of the Company and shall be covered by the Company’s directors’ and officers’ liability insurance (“D & O”) policies as in effect from time to time on the same basis as directors and executive officers of the Company are so covered. If you should cease to be Executive Chairman but continue on as a director of the Company, you shall be indemnified and covered by such D & O policies as may then be applicable or offered to other directors generally, as and to the extent set forth in such policies.
2. As of the Effective Date, your base salary will be at the rate of $7,291.67 per semi-monthly pay period (which if annualized is equivalent to $175,000), less all applicable taxes and withholdings. Such base salary may be adjusted upward from time to time in accordance with normal business practices and in the sole discretion of the Board.
3. You will remain eligible to receive in 2019 any annual cash bonus that the Company determines is due to you for the 2018 fiscal year, on such date as 2018 bonuses are paid to senior executives of the Company. In addition, you will be eligible to receive a prorated bonus in respect of the period of time in 2019 that you remain as Chief Executive Officer of the Company, if any, based upon the amount of your current target bonus opportunity as of the date of this offer letter, which prorated bonus shall be paid to you on such date as 2019 bonuses are paid to senior executives of the Company. For the avoidance of doubt, you will not be eligible to receive any other annual bonus amount for the 2019 fiscal year or any fiscal year thereafter during which you may remain employed by the Company.

88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www.agios.com

4. Subject to approval by the Board or Compensation Committee, as applicable, you will be eligible to receive, at the same time annual equity awards are made in 2019 to senior executives of the Company by the Board, equity awards with an aggregate value of $2.45 million. Specifically, subject to Board or Compensation Committee approval, you will be eligible to receive: (i) a stock option to purchase shares of the Company’s common stock (the “Option”) which Option shall (A) have a Black-Scholes value of $1.96 million, based on the closing price of the Company’s common stock on the applicable date of grant, (B) have an exercise price per share equal to the closing price of the Company’s common stock on the applicable date of grant, (C) become exercisable (“vest”) as to 25% of the shares on the first anniversary of the date of grant and as to the remaining shares, monthly thereafter until the fourth anniversary of the date of grant, subject to your continued provision of services to the Company as an employee of the Company and/or as a member of the Board on the applicable vesting date, and (D) be subject to the terms and conditions of the Company’s 2013 Stock Incentive Plan (the “Plan”) and the applicable award agreement; and (ii) an award of restricted stock units (the “RSUs”), (A) the number of which shall be determined by dividing $490,000 by the closing price of the Company’s common stock on the applicable date of grant, (B) which shall vest in equal annual installments on each anniversary of the date of grant, until the third anniversary of such date, subject to your continued provision of services to the Company as an employee of the Company and/or as a member of the Board on the applicable vesting date, and (C) which shall be subject to the terms and conditions of the Plan and the applicable award agreement. For any calendar year after 2019 during which you serve as Executive Chairman, the Company shall grant you, at the same time annual equity awards are made in such year to senior executives of the Company by the Board, and provided you are then serving as Executive Chairman, equity awards with an aggregate value equal to 35% of the aggregate value of the equity award made in the ordinary course in such year to the then current Chief Executive Officer and such equity award shall contain the same terms as the grant described above.
5. You may continue to participate in the benefit programs (e.g., 401(k) and short-term and long-term disability) that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. You will continue your participation in the Company-sponsored medical plan and continue to maintain your same travel accommodations and benefits. However, if you are not, or cease to be, eligible to participate in the Company-sponsored medical plan, then, provided you are eligible for and elect to continue receiving group medical insurance under such plan pursuant to the “COBRA” law, the Company will continue to pay such share of the monthly premium amounts on your behalf so that your out-of-pocket monthly premium cost does not exceed the monthly premium that you would have paid if you were still eligible (such monthly payment obligation of the Company, the “Company Health Payment Obligation”) for so long as you continue to serve as Executive Chairman. Notwithstanding the preceding sentence, in the event that you are not, or cease to be, eligible to continue receiving COBRA continuation coverage while you are serving as Executive Chairman, or if the Company determines in its sole discretion that it cannot provide, or continue to provide, the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide you with a taxable lump sum cash payment (within thirty (30) days following such determination) in an amount equal to the product of (x) a number equal to the number of months the Company expects, after consultation with you, that you will continue providing services as Executive Chairman, multiplied by (y) the Company Health Payment Obligation. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
6. Each of your equity awards outstanding as of the Effective Date will continue to vest following the Effective Date, for so long as you continue to provide services to the Company as an employee of the Company and/or as a member of the Board. Your outstanding equity awards provided hereunder shall fully vest upon your death or disability (within the meaning of the Company’s long-term disability plan currently in effect).

88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www.agios.com

7. You acknowledge and agree that nothing in this letter shall be construed in any way to alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. If the Company terminates your employment without Cause (as defined in the Company’s April 22, 2016 Severance Benefits Plan (the “Severance Benefits Plan”)) or you resign your employment for Good Reason (as defined in the Severance Benefits Plan), and subject to all terms and conditions (including, without limitation, release requirements) set forth in the Severance Benefits Plan, you will be eligible to receive the severance benefits you would otherwise have been eligible to receive following a Covered Termination pursuant to the Severance Benefits Plan had you been a Covered Employee thereunder. Notwithstanding the foregoing, if your employment ends with the Company for any reason effective as of either the one-year anniversary or the two-year anniversary of the Effective Date, as applicable, the foregoing severance benefit provision shall not apply and you shall not be eligible to receive any severance benefits following your termination from employment (and shall instead only be entitled to receive accrued but unpaid wages due to you through the termination date). Your termination of employment as Executive Chairman for any reason will have no effect on your continuing status as a member of the Board unless otherwise expressly intended.
8. You hereby reaffirm all of your obligations under the Inventions, Confidentiality and Non-Competition Agreement previously executed by you dated August 3, 2009 (the “Restrictive Covenant Agreement”), which remains in full force and effect; provided, however, that you hereby agree that the Restrictive Covenant Agreement shall be deemed amended to include the following as Section 2a thereof:
“2a. Scope of Disclosure Restrictions. I understand and acknowledge that nothing in this Agreement or any other Company policy or agreement prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings, and that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding my confidentiality and nondisclosure obligations, I understand that, and the Company is hereby advising me as follows, pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
9. This letter constitutes the entire understanding and agreement between you and the Company with regard to the subject matter hereof and, as of the Effective Date, supersedes all prior understandings and agreements, whether written or oral, including, without limitation, the Current Offer Letter. For the avoidance of doubt, nothing herein supersedes the Restrictive Covenant Agreement.
10. The Company will promptly pay your legal counsel directly for the legal fees and expenses that you reasonably incur in connection with the negotiation and drafting of this letter, up to a maximum of $15,000, upon receipt from such counsel of a written invoice evidencing the fees and expenses so incurred.
David, we thank you for the tremendous contributions you made to the Company as its Chief Executive Officer, and are pleased that you have agreed to continue advising the Company in the role of Executive Chairman as of the

88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www.agios.com

Effective Date. If this letter correctly sets forth the terms under which you will continue to be employed by the Company, please sign this letter in the space provided below and return it to me.

Best regards,

/s/ John Maraganore
John Maraganore, Ph.D.
Chairman of the Board

The foregoing correctly sets forth the terms of my continued at-will employment with Agios Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above. I hereby confirm that I consent to the changes being made to my employment with the Company and that nothing herein shall constitute grounds for “Good Reason” as defined in the Current Offer Letter.

/s/David Schenkein 8/29/2018
David P. Schenkein, M.D.  Date

88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www.agios.com